Exhibit 10.57

PERSONAL AND CONFIDENTIAL

August 27, 2012

Mr. Manuel A. Fernandez

[Address]

[Address]

Dear Manny:

We are pleased to confirm your employment and compensation arrangement, established by the Board of Directors on April 13, 2012, as Executive Chairman of Sysco Corporation, as follows:

•	You became an employee of Sysco Corporation, effective April 13, 2012.
•	Your annual base salary will be $900,000, or $37,500 semi-monthly, paid pursuant to Sysco’s standard payroll policies.
•

On April 13, 2012, you received an equity grant of stock options to purchase 625,000 shares of Sysco common stock at a price of $29.44.  In addition, on April 13, 2012, you received an equity grant of 84,918 restricted stock units.  These equity grants are made pursuant to the Company’s stockholder-approved equity incentive plans. As further provided in each of the equity grant agreements,  if your employment relationship with Sysco terminates as a result of your retirement in good standing or disability under the established rules of Sysco then in effect, (a) if before the expiration of your option,  your option will remain in effect, vest and be exercisable in accordance with its terms as if you remained an employee of Sysco, and in the event of your death while employed by Sysco, your unvested options will vest immediately and may be exercised by the executors or administrators of your estate for up to three years following the date of your death, but in no event later than the original termination date of the option, and (b) your restricted stock units subject to this award shall remain in effect and continue to vest according to the vesting schedule set forth in the agreement.  Upon a defined change of control or your termination of employment by reason of death, your restricted stock units subject to this award shall immediately vest.    As Executive Chairman of Sysco, you will continue to be required to own no less than 16,500 shares of Sysco common stock to comply with the Stock Ownership Requirements.

•

You will be eligible to participate in the benefits program for Sysco full-time employees with medical, dental and vision insurance effective the first day of the month following two full months of employment with Sysco.

•

Sysco will reimburse you for commuting costs between your office in Florida and Houston, including the necessary housing, transportation and other commuter benefits to support your travel and stays in Houston in accordance with the performance of your job duties.

Except as set forth above, you will not participate in any other compensation, incentive or benefit programs offered by Sysco.

[Signature Page to Follow]

Please confirm your acceptance of this offer by signing in the designated space provided below.

Sincerely,

/s/ John Cassaday

John Cassaday

Chairperson of the Compensation Committee of the Board of Directors

/s/ Jackie Ward

Jackie Ward

Chairperson of the Corporate Governance and Nominating Committee of the Board of Directors

Agreed and Accepted:

/s/ Manny Fernandez
Manny Fernandez

Start Date:	April 13, 2012

cc:	Russell T. Libby, Senior Vice President, General Counsel & Corporate Secretary
Paul Moskowitz, Senior Vice President, Human Resources
Mark Wisnoski, Vice President, Human Resources
Connie Brooks, Director of Executive Benefits
Emily Sperandio, Sr. Director of Securities and Corporate Governance
Gene Sims, Director Executive Compensation